Exhibit 3.14


                     RESTATED ARTICLES OF INCORPORATION

                                     OF

                                 [Company]


                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the resident agent of the Corporation is One East First Street, Reno, Nevada 89501. The name of the resident agent at that address is The Corporation Trust Company of Nevada.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, Chapter 78 including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).